EXHIBIT 10.25
EPAM SYSTEMS, INC.
Amended Non-Employee Director Compensation Policy
[Adopted January 22, 2012; Amended December 16, 2013; February 24, 2015 (effective January 1, 2015); April 16, 2015; September 14, 2016; December 14, 2016 (effective January 1, 2017); April 11, 2017; December 11, 2018 (effective January 1, 2019); February 11, 2021 (effective January 1, 2021); December 7, 2021 (effective January 1, 2022); January 18, 2023 (effective January 1, 2023); December 6, 2023 (effective January 1, 2024)]

Unless and until the Board resolves otherwise or as otherwise agreed between the Company and the Board, each member of the Board of Directors (the “Board”) of EPAM Systems, Inc. (the “Company”) that is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) shall be entitled to receive the compensation set forth below during the term of his or her service on the Board. Capitalized terms used but not defined in this policy shall have the meanings set forth in the Company’s 2022 Amended and Restated Non-Employee Directors Compensation Plan (as amended from time to time, the “Plan”) or in the Company’s 2017 Non-Employee Directors Deferral Plan (the “Deferral Plan”), as the case may be.
Annual Cash Retainers
Frequency and Pro-Ration of Payments: Each of the retainer payments described below shall be payable in cash in arrears in equal quarterly installments within 10 days following each March 31, June 30, September 30 and December 31 (each such payment date, a “Quarterly Payment Date”) in respect of the calendar quarter that includes such Quarterly Payment Date, or, at the Non-Employee Director’s election given by written notice to the Company no later than March 15 of any calendar year, in one cash payment in arrears on December 31 (or if such date is not a business day, the business day immediately preceding such date) (such payment date, an “Annual Payment Date”) in respect of the calendar year that includes such Annual Payment Date. Any Non-Employee Director who becomes eligible for any of the following retainer payments on a date that is not the first day of a calendar quarter (or year) shall receive a pro-rated Retainer for his or her service in the applicable role on the Board for such quarter (or year) based on the number of days of such service during such quarter (or year).
Service as Non-Employee Director: Each Non-Employee Director shall receive an annual retainer (a “Retainer”) in the amount of $65,000 payable in cash in arrears.
Service as Lead Independent Director: The Non-Employee Director who serves as Lead Independent Director of the Board shall receive an additional annual retainer in the amount of $35,000 payable in cash in arrears.
Service as a Committee Member: Each Non-Employee Director who serves as a member (but not as a Chairperson) of one or more of the Audit, Compensation or Nominating and Corporate Governance Committees (each, a “Committee”) of the Board shall receive an additional annual retainer in the amount of $13,000, $10,000 and/or $8,000 for his or her service on each such Committee, respectively, payable in cash in arrears.
Service as Chairperson of a Committee of the Board: Any Non-Employee Director who serves as a Chairperson of one or more of the Committees shall receive an additional annual retainer in the amount of $25,000, $20,000 and/or $15,000 for his or her service as the Chairperson of one or more of the Audit, Compensation or Nominating and Corporate Governance Committees, respectively, payable in cash in arrears.
Additional Non-Employee Director Compensation
Any Non-Employee Director who attends more than ten (10) meetings of the Board, or more than ten (10) meetings of the same Committee on which such Non-Employee Director serves, in any calendar year shall receive an additional cash payment of $2,000 for each such additional meeting thereof that such Non-Employee Director attends in person and $1,000 for each such additional meeting that such Non-Employee Director attends telephonically.
Election to Receive Stock

A Non-Employee Director may elect to receive all or a portion of his or her Retainer in shares of Common Stock by executing and submitting to the Company’s Corporate Secretary (the “Secretary”) an election form, pursuant to a form provided by the Company, which indicates the percentage of such Retainer that such director elects to receive in shares. A Non-Employee Director who wishes to revoke or amend a previously submitted election form may do so by executing and submitting to the Secretary a subsequent election form, pursuant to a form provided by the Company. An election form, whether initial or subsequent, shall be effective only with respect to Quarterly Payment Dates (or if applicable, the Annual Payment Date) that occur after the date on which the Secretary receives such form.
    As of each Quarterly Payment Date (or if so elected, the Annual Payment Date), a Non-Employee Director who has validly elected to receive all or a portion of his or her Retainer in shares of Common Stock will receive a number of shares of Common Stock determined by dividing the amount of the Retainer that otherwise would have been payable to such director in cash on such date by the closing price of a share of Common Stock on the day prior to such Quarterly Payment Date (or if so elected, the Annual Payment Date); provided that any fractional share shall be paid in cash.

Equity Grants
Initial Restricted Stock Unit Grants to Directors: On the date that a Non-Employee Director commences service on the Board, such director shall receive under the Plan an initial grant (the “Initial Grant”) of Restricted Stock Units. The number of Restricted Stock Units awarded in the Initial Grant shall be determined by dividing $100,000 by the 30 trading day average closing price ending on the last trading day before the grant date . Unless a Non-Employee Director elects otherwise pursuant to the Deferral Plan, the Initial Grant will vest 25% on each of the first four anniversaries of the grant date.
Annual Restricted Stock Unit Grants to Directors: On the date of the Company’s annual public stockholder meeting, each Non-Employee Director who at such meeting is elected to serve on the Board or whose term is scheduled to continue at least through the date of the next such meeting shall receive under the Plan an annual grant (each, an “Annual Grant”) of Restricted Stock Units. The number of Restricted Stock Units awarded in the Annual Grant shall be determined by dividing $225,000 by the 30-trading day average closing price ending on the last trading day before the grant date. Any Non-Employee Director who commences service on the Board on a date other than the date of the Company’s annual public stockholder meeting shall receive on such start date a pro-rated Annual Grant, with the number of Restricted Stock Units awarded in such grant determined by dividing (i) the product of the full value of the Annual Grant and a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of such meeting and such start date, and the denominator of which is 365, by (ii) the 30 trading day average closing price ending on the last trading day prior to such start date. Unless a Non-Employee Director elects otherwise pursuant to the Deferral Plan, each Annual Grant will vest 100% on the first anniversary of the grant date.

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